Exhibit 99.1

DARREN HUSTON NAMED AS PRESIDENT AND CEO OF THE PRICELINE GROUP
Jeffery H. Boyd to Continue as Chairman of the Board
NORWALK, Conn., Nov. 7, 2013 /PRNewswire/ -- The Priceline Group (Nasdaq: PCLN) today announced the promotion of Darren Huston, 47, to President and Chief Executive Officer. The promotion will split the roles of Chief Executive Officer and Chairman and Jeffery H. Boyd, who has been President and Chief Executive Officer of the Priceline Group since 2002, will remain as Chairman of the Priceline Group’s Board of Directors. Mr. Huston will join the Priceline Group’s Board of Directors. Mr. Huston’s promotion and appointment to the Board of Directors will be effective January 1, 2014.
Mr. Huston is Chief Executive Officer of Booking.com B.V. (Netherlands), a wholly owned subsidiary of the Priceline Group and the number one online hotel reservation service in the world, a position he will continue to hold.  Since January 2013, Mr. Huston has also been responsible for overseeing certain aspects of the Group's international business, including inter-brand relations, distribution, and geographic expansion.  Mr. Huston has been a member of the company's Group Management Board since joining in September 2011.  Mr. Huston came to the Group from Microsoft Corporation, where he served as Corporate Vice President, Consumer & Online from 2008 and President & CEO of Microsoft Japan from 2005.  Prior to joining Microsoft in 2003, Mr. Huston was Senior Vice President at Starbucks Corporation, responsible for acquisitions and new product development. Mr. Huston holds a Masters in Economics from the University of British Columbia and a Masters in Business Administration from Harvard University.
“Darren has done a great job leading Booking.com, the Group’s largest business, delivering impressive growth and share gains,” said Mr. Boyd. “Darren is the right choice to lead the Group and I look forward to working with him closely as Chairman of the Board.”
“We look forward to working closely with Jeff as he continues as Chairman of the Priceline Group’s Board of Directors. Jeff has done an outstanding job leading the Priceline Group over the past eleven years and we are pleased to announce Darren’s appointment as part of our long-term succession planning,” said James M. Guyette, Lead Independent Director of the Priceline Group’s Board of Directors.
About The Priceline Group
The Priceline Group (Nasdaq: PCLN) is a leader in global online travel reservations. The Group is composed of five primary brands - Booking.com, priceline.com, Agoda.com, KAYAK and rentalcars.com and several ancillary brands. The Priceline Group provides online travel services in over 180 countries and territories in Europe, North America, South America, the Asia-Pacific region, the Middle East and Africa.
Booking.com is the number one online hotel reservation service in the world, offering over 355,000 hotels and accommodations (as of November 4, 2013), and is available in 42 languages.  More recent counts are available on the Booking.com website.  Priceline.com gives leisure travelers multiple ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises.  In addition to getting compelling published prices, travelers can take advantage of priceline.com's famous Name Your Own Price® service, which can deliver the lowest prices available, or the recently launched Express Deals(SM), where travelers can take advantage of hotel discounts without bidding.  Agoda.com is an Asia-based online hotel reservation service that is available in 38 languages.  KAYAK is a leading travel meta-search service that allows consumers to easily compare airline ticket, hotel room reservation and rental car reservation information from hundreds of travel websites at once through its websites and mobile apps.  Rentalcars.com is a multinational rental car reservation service, offering its services in over 6,000 locations and providing customer support in 40 languages.